Exhibit 10.15

FIRST AMENDMENT TO SUBSCRIPTION AGREEMENT

THIS FIRST AMENDMENT TO SECURED CONVERTIBLE PROMISSORY NOTES (“Amendment”), dated as of April 8, 2014 (the “First Amendment Effective Date”), is entered into by and between NUVEL HOLDINGS, INC., a corporation organized under the laws of Florida (the “Company”), and the undersigned subscriber of the Company’s Secured Convertible Promissory Note (the “Secured Note”) originally issued in connection with the Company’s offering of up to $1,000,000 in Secured Notes, together with warrants granting the Subscriber the right to purchase a number of shares of the Company’s common stock (the “Warrant”) pursuant to the Subscription Agreement, dated November 21, 2012 (the “Subscription Agreement”).

RECITALS:

A.           The Company and the Subscriber desires to amend certain provisions of the Subscription Agreement and the Warrant.

B.           Pursuant to Section 13(j) of the Subscription Agreement, such provisions of the Subscription Agreement and other Transaction Documents may be modified, amended or waived with the written consent of the holders of a majority of the then outstanding principal amount of the Secured Notes which must include Alpha Capital Anstalt (“ACA”) for so long ACA still holds not less than $100,000 of the Secured Note.

C.           The undersigned Subscriber (i.e. ACA) is the owner and holder of Secured Note in the outstanding original principal amount of $500,000, which represents 96.15% of the total aggregate outstanding principal amount of all Secured Notes, and is willing to consent to such amendments, upon and subject to the terms and provisions specified herein.

D.           The holders of the Secured Notes have entered into a First Amendment to the Secured Notes as of the date hereof (the “Notes Amendment”).

E.           The Subscriber has caused the Collateral Agent to enter into a First Amendment to the Security Agreement as of the date hereof (the “Security Agreement Amendment”).

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby consent and agree to amend each of the Secured Notes as follows:

ARTICLE 1

Definitions

Section 1.1 Definitions.  Capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Subscription Agreement.

ARTICLE 2

Amendments to Subscription Agreement

Section 2.1 Amendments Section 5 (Company Representations and Warranties). Effective as of the First Amendment Effective Date, Section 5 of the Subscription Agreement is hereby amended to read in its entirety as follows:

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(a)     The definition of “Material Adverse Effect” included in subsection (a) of Section 5 is hereby amended to read in its entirety as follows:

For purposes of this Agreement, a “Material Adverse Effect” shall mean a material adverse effect on the financial condition, results of operations, properties or business of the Company and its Subsidiaries taken as a whole; provided however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change, event, state of facts or development generally affecting the general political, economic or business conditions of the United States; (ii) any change, event, state of facts or development generally affecting the medical device industry; (iii) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions; or (iv) changes in laws or GAAP after date hereof or interpretation thereof.

(b)     The first sentence of subsection (j) of Section 5 is hereby amended to read in its entirety as follows, and a Schedule 5(j) shall be added to the Subscription Agreement in the form of Schedule 5(j) hereto:

As of the date of this Agreement and the Closing Date, the Reports and Other Written Information contain all material information relating to the Company and its operations and financial condition as of their respective dates required to be disclosed therein, except as disclosed on Schedule 5(j).

(c)     Subsection (p) of Section 5 is hereby amended to read in its entirety as follows, and a Schedule 5(p) shall be added to the Subscription Agreement in the form of Schedule 5(p) hereto:

No Undisclosed Events or Circumstances.  Since December 31, 2011, except as disclosed in the Reports and Schedule 5(p), no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the Reports.

(d)     Subsection (u) of Section 5 is hereby amended to read in its entirety as follows, and a Schedule 5(u) shall be added to the Subscription Agreement in the form of Schedule 5(u) hereto:

Reporting Company/Shell Company.  The Company is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and has a class of securities registered pursuant to Section 12(g) of the 1934 Act.  Pursuant to the provisions of the 1934 Act, except as set forth on Schedule 5(u), the Company has timely filed all reports and other materials required to be filed thereunder with the Commission during the preceding twelve months.  As of the Closing Date, the Company is not a “shell company” as this term is employed in Rule 144 under the 1933 Act.

(e)     Subsection (v) of Section 5 is hereby amended to read in its entirety as follows, and a Schedule 5(v) shall be added to the Subscription Agreement in the form of Schedule 5(v) hereto:

Listing.  Except as set forth on Schedule 5(v), the Company’s Common Stock is quoted on the OTCQB of the OTC Market Groups, Inc. (“OTCQB”) under the symbol NUVL.  Except as set forth on Schedule 5(v), the Company has not received any pending oral or written notice that its Common Stock is not eligible nor will become ineligible for quotation on the OTCQB nor that its Common Stock does not meet all requirements for the continuation of such quotation.

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(f)     Subsection (z) of Section 5 is hereby amended to read in its entirety as follows, and a Schedule 5(z) shall be added to the Subscription Agreement in the form of Schedule 5(z) hereto:

Taxes.           Except as set forth on Schedule (z), the Company has accurately prepared and filed all federal, state, foreign and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company for all current taxes and other charges to which the Company is subject and that are not currently due and payable. None of the federal income tax returns of the have been audited by the Internal Revenue Service (the “IRS”). The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company for any completed tax period, nor of any basis for any such assessment, adjustment or contingency.

(g)     Subsection (dd) of Section 5 is hereby amended to read in its entirety as follows, and a Schedule 5(dd) shall be added to the Subscription Agreement in the form of Schedule 5(dd) hereto:

Transactions with Affiliates. Except as set forth in the Reports and Schedule 5(dd), there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (i) the Company on the one hand, and (ii) on the other hand, any officer or director of the Company, or any Affiliate.

(h)     Subsection (jj) of Section 5 is hereby deleted in its entirety and replaced with the word “Reserved.”.

Section 2.2     Amendments Section 9 (Covenants of Company). Effective as of the First Amendment Effective Date, Section 9 of the Subscription Agreement is hereby amended to read in its entirety as follows:

(a)     Subsection (b) of Section 9 is hereby amended to read in its entirety as follows:

Listing/Quotation.   No later than September 30, 2014, the Company  shall resume and maintain the quotation or listing of its Common Stock on the NYSE Amex Equities, NASDAQ Capital Market, NASDAQ Global Market, NASDAQ Global Select Market, OTC Market Groups, Inc.,  or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock (the “Principal Market”), and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market, as applicable.  Subject to the limitation set forth in Section 9(n), the Company will provide Subscribers with copies of all notices it receives notifying the Company of the threatened and actual delisting of the Common Stock from any Principal Market.  As of the date of this Agreement and the Closing Date, the OTCQB is the Principal Market.

(b)     Subsection (d) of Section 9 is hereby amended to read in its entirety as follows:

Filing Requirements.   Starting from September 30, 2014 (the “Company’s Reporting Resumption Date”) and until the last to occur of (i) all the Conversion Shares have been resold or transferred by the Subscribers pursuant to a registration statement or pursuant to Rule 144(b)(1)(i), or (ii) none of the Notes and Warrants are outstanding (the date of such latest occurrence being the “End Date”), the Company will (A) comply in all respects with its reporting and filing obligations under the 1934 Act, (B) voluntarily comply with all reporting requirements that are applicable to an issuer with a class of shares registered pursuant to Section 12(g) of the 1934 Act even if the Company is not subject to such reporting requirements sufficient to permit Subscriber to be able to resell the Conversion Shares and Warrant Shares pursuant to Rule 144(b)(i), and (C) comply with all requirements related to any registration statement filed pursuant to this Agreement.  Failure to comply with the aforementioned items A through C will be an Event of Default under the Transaction Documents. The Company will use its commercially reasonable best efforts not to take any action or file any document (whether or not permitted by the 1933 Act or the 1934 Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said acts until the End Date.  Starting from the Company’s Reporting Resumption Date and until the End Date, the Company will satisfy its obligations to continue the listing or quotation of the Common Stock on a Principal Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market.  The Company agrees to timely file a Form D with respect to the Securities if required under Regulation D promulgated under the 1934 Act.

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(c)     Subsection (g) of Section 9 is hereby amended to read in its entirety as follows:

DTC Program.  Starting from May 30, 2014 and until later of the conversion of all Notes or  the exercise of all Warrants, the Company will employ as the transfer agent for the Common Stock, Conversion Shares and Warrant Shares a participant in the Depository Trust Company Automated Securities Transfer Program and such Common Stock, Conversion Shares and Warrant Shares will be maintained as eligible for transfer pursuant to the Depository Trust Automated Securities Transfer Program.

(d)     Subsection (h) of Section 9 is hereby amended to read in its entirety as follows:

Taxes.  Starting from May 30, 2014 and until the End Date, the Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefore.

(e)     The last sentence of subsection (q) of Section 9 is hereby amended to read in its entirety as follows:

For so long as any Securities are outstanding, the Company will not enter into an agreement to issue nor issue any equity, convertible debt or other securities convertible into Common Stock or equity of the Company nor modify any of the foregoing which may be outstanding at anytime, without the prior written consent of a Majority in Interest except for (i) the Excepted Issuances, and (ii) equity or debt securities to be offered by the Company for gross proceeds of at least Two Million Dollars ($2,000,000), including the proceeds from the conversion of the notes issued or to be issued in the New Bridge Financing (as defined below) (the foregoing the "Qualified Offering") which will be consummated no later than September 30, 2014 (“Qualified Offering Date”) and the expenses in connection with such offering do not exceed 10% of the gross proceeds. For the purpose of this Agreement, the “New Bridge Financing” means the offering of the Company’s secured convertible promissory notes issued or to be issued, together with certain warrants, to certain accredited investors in or around April 2014 for aggregate gross proceeds of up to $1,000,000, as long as the expenses in connection with such offering do not exceed 10% of the gross proceeds.  For purposes of clarification, the Secured Notes offered hereunder may not be included in the New Bridge Financing nor the Qualified Offering.

(f)     Subsection (r) of Section 9 is hereby amended to read in its entirety as follows:

Seniority.   Until the Notes are fully satisfied or converted, except for the security interest granted or to be granted in favor of the investors in the Company’s New Bridge Financing and Qualified Financing, without written consent of a Majority in Interest, the Company and Subsidiaries shall not grant nor allow any security interest to be taken in any assets of the Company or any Subsidiary or any Subsidiary’s assets; nor issue or amend any debt, equity or other instrument which would give the holder thereof directly or indirectly, a right in any assets of the Company or any Subsidiary or any right to payment equal to or superior to any right of the Subscribers as holders of the Notes in or to such assets or payment, nor issue or incur any debt not in the ordinary course of business.

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Section 2.3     Amendments Section 11 (Additional Post-Closing Obligations). Effective as of the First Amendment Effective Date, Section 11 of the Subscription Agreement is hereby amended to read in its entirety as follows:

(a)     Subsection 11.1 of Section 11 is hereby amended to read in its entirety as follows:

Registration Rights.   No later than thirty (30) days after the Company’s Reporting Resumption Date, the Company shall  file a registration statement on Form S-1 or Form S-3 (or any similar or successor forms promulgated by the Commission) to include all or any part of the Conversion Shares, and Warrant Shares such holder requests to be registered and which inclusion of such Conversion Shares and Warrant Shares will be subject to customary underwriter cutbacks applicable to all holders of registration rights and any cutbacks in  accordance with guidance provided by the Securities and Exchange Commission (including, but not limited to, Rule 415). Holders of the Conversion Shares and the Warrant Shares shall be granted the same registration rights, if any, as provided to the investors of the Qualified Offering and the Conversion Shares and the Warrant Shares together with securities to be offered in the Qualified Offering shall be subject to customary underwriter cutbacks applicable to all holders of registration rights and any cutbacks in accordance with guidance provided by the Securities and Exchange Commission (including, but not limited to, Rule 415) on the basis that is pro rata to (x) the total outstanding principal amounts of the Notes and (y) the aggregate gross proceeds actually invested by the investors in the Qualified Offering. In addition, if at any time after the Closing Date there is not an effective registration statement covering all of the Conversion Shares, and Warrant Shares and the Company determines to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the 1933 Act of any of its equity securities, but excluding Forms S-4 or S-8 and similar forms which do not permit such registration, then the Company shall send to each holder of any of the Securities written notice of such determination and, if within fifteen calendar days after receipt of such notice, any such holder shall so request in writing, the Company shall include in such registration statement all or any part of the Conversion Shares, and Warrant Shares such holder requests to be registered and which inclusion of such Conversion Shares and Warrant Shares will be subject to customary underwriter cutbacks applicable to all holders of registration rights and any cutbacks in  accordance with guidance provided by the Securities and Exchange Commission (including, but not limited to, Rule 415). The obligations of the Company under this Section may be waived by any holder of any of the Securities entitled to registration rights under this Section 11.1. All expenses incurred by the Company in complying with Section 11, including, without limitation, all registration and filing fees, printing expenses (if required), fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the FINRA, transfer taxes, and fees of transfer agents and registrars, are called “Registration Expenses.” All underwriting discounts and selling commissions applicable to the sale of Registrable Securities are called "Selling Expenses."  The Company will pay all Registration Expenses in connection with the registration statement under Section 11.  Selling Expenses in connection with each registration statement under Section 11 shall be borne by the holder and will be apportioned among such holders in proportion to the number of Shares included therein for a holder relative to all the Securities included therein for all selling holders, or as all holders may agree. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Subscriber that such Subscriber shall furnish to the Company in writing such information and representation letters, including a completed form of a securityholder questionnaire, with respect to itself and the proposed distribution by it as the Company may reasonably request to assure compliance with federal and applicable state securities laws.

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(b)     Subsection (f) of Section 11.2 is hereby amended to read in its entirety as follows:

144 Default.   At any time after one year after the Company’s Reporting Resumption Date and ending on the End Date, in the event the Subscriber is not permitted to sell any of the Conversion Shares or Warrant Shares without any restrictive legend or if such sales are permitted but subject to volume limitations or further restrictions on resale as a result of the unavailability to Subscriber of Rule 144(b)(1)(i) under the 1933 Act or any successor rule (a “144 Default”), for any reason including but not limited to failure by the Company to file quarterly, annual or any other filings required to be made by the Company by the required filing dates (provided that any filing made within the time for a valid extension shall be deemed to have been timely filed), or the Company’s failure to make information publicly available which would allow Subscriber’s reliance on Rule 144 in connection with sales of Conversion Shares or Warrant Shares, except due to a change in current applicable securities laws or because the Subscriber is an Affiliate (as defined under Rule 144) of the Company, then the Company shall pay such Subscriber as liquidated damages and not as a penalty for each thirty (30) days (or such lesser pro-rata amount for any period less than thirty (30) days) an amount equal to two percent (2%) of the purchase price of the Conversion Shares and Warrant Shares subject to such 144 Default.  Liquidated Damages shall not be payable pursuant to this Section 11.2(f) in connection with Shares for such times as such Shares may be sold by the holder thereof without any legend or volume or other restrictions pursuant to Section 144(b)(1)(i) of the 1933 Act or pursuant to an effective registration statement.

ARTICLE 3

Amendments to Warrant

Section 3.1 Amendment to Warrant Shares. Effective as of the First Amendment Effective Date, the number of Warrant Shares shall be amended to be 1,800,412 shares.

Section 3.2 Amendments to Purchase Price. Effective as of the First Amendment Effective Date, the Purchase Price of the Warrant shall be amended to be $0.25 per share.

ARTICLE 4

Miscellaneous

Section 4.1 Waiver of Defaults.  The undersigned Subscriber hereby agrees: (i) to waive any Events of Default that have occurred under the terms of the Transaction Documents, including, without limitation to the Subscription Agreement, the Secured Notes, the Security Agreement and the Guaranty Agreement, as of the date hereof (the “Defaults”); and (ii) to waive any rights or remedies with respect to the Event of Defaults provided under the Transaction Documents or the applicable laws.

Section 4.2 Issuance of Additional Shares. In consideration of the waiver by the Subscriber, the Notes Amendment and the Security Agreement Amendment, the Company hereby agrees to issue and deliver to the holders of the Secured Notes shares of the Company’s Series D Preferred Stock as set forth on Exhibit A hereto within three (3) business days after the execution of this Amendment. The Series D Preferred Stock shall have the designations, rights, preference or other qualifications and limitations as set forth on the Certificate of Designations, Preferences and Rights of Series D Preferred Stock in the form of Exhibit B.

Section 4.3 Ratification of Transaction Documents.  The terms and provisions of this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Transaction Documents and the other documents executed and delivered in connection therewith, and except as expressly modified and superseded by this Amendment, the terms and provisions of the Subscription Agreement and the Warrant and such other documents are ratified and confirmed and shall continue in full force and effect after giving effect to this Amendment.  The Subscription Agreement, the Warrant and such other documents shall continue to be legal, valid, binding, and enforceable in accordance with their respective terms.

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Section 4.4 Representations and Warranties.  The Company hereby represents and warrants to each Holder that, as of the date of and after giving effect to this Amendment, the execution, delivery, and performance of this Amendment and all other documents executed and/or delivered in connection herewith have been authorized by all requisite action on the part of the Company and will not violate the Company’s organizational or governing documents.

Section 4.5 Reference to Subscription Agreement.  The Subscription Agreement and the Warrant, any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof are hereby amended so that any reference to the Subscription Agreement and the Warrant in such agreements, documents, and instruments, whether direct or indirect, shall be a reference to the Subscription Agreement and the Warrant as amended hereby.

Section 4.6 Severability.  Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

Section 4.7 Applicable Law.  ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 4.8 Submission to Jurisdiction.  Any legal action or proceeding with respect to this Amendment may be brought in the courts of the State of New York or of the United States of America sitting in New York County, and, by execution and delivery of this Amendment, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The Company hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.  Nothing herein shall affect the right of the Majority Holder or any other holder of Secured Notes to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

Section 4.9 Successors and Assigns.  This Amendment is binding upon and shall inure to the benefit of the Company, each holder of Secured Notes and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the holders of a majority of the then outstanding principal amount of the Secured Notes.

Section 4.10 Counterparts.  This Amendment may be executed in one or more counterparts, and on telecopied or other electronically transmitted counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

Section 4.11 Headings.  The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment. A telecopy or other electronic transmission of any executed counterpart shall be deemed valid as an original.

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Section 4.12 Entire Agreement.  This Amendment, the Secured Notes (as amended hereby) and all other instruments, documents, and agreements executed and delivered in connection herewith and therewith embody the final, entire agreement among the Company and the holders of the Secured Notes, and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating hereto or thereto, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties.  There are no unwritten oral agreements among the parties.

[Remainder of page intentionally blank.  Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers in several counterparts as of the date specified in the preamble hereof.
COMPANY:

NUVEL HOLDINGS, INC.

By:  /s/    Jay Elliot
Name:     Jay Elliot
Title:       Chairman

SUBSCRIBER:

ALPHA CAPITAL ANSTALT.

By: /s/   ____________________________________
Name:   ____________________________________
Title:     ____________________________________

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SCHEDULES

Schedule 5(j)
Information Concerning Company

The Company has not filed the following reports as required under Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”): (i) the annual report on Form 10-K for the fiscal year ended December 31, 2012; (ii) the quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.

Schedule 5(p)
Undisclosed Events or Circumstances

On March 25, 204, the Company entered into a Settlement Agreement (the “Settlement Agreement”) with Velocity Media Ventures (“VMV”) in connection with a consulting agreement that the Company had with VMV on August 29, 2012 (the “Consulting Agreement”).  Pursuant to the Settlement Agreement, the Company shall make a payment of $20,000 within 5 business days after the Company receives the first $250,000 gross proceeds from the New Bridge Offering and issue a promissory note of $40,000 to VMV on the date of the Settlement Agreement (the “Promissory Note”). The Promissory Note bears no interest and shall be payable in two equal installments upon the respective consummation of the closings of the second subsequent $250,000 of the New Bridge and the third subsequent $250,000 of the New Bridge. In consideration of the above payment, VMV agreed to release the Company and its affiliates from all claims in connection with the Consulting Agreement as well as covenants of non-disparagement and non-solicitation.

Schedule  5(u)
Reporting Company/Shell Company

The Company has not filed the following reports as required under Section 13 of the Exchange Act: (i) the annual report on Form 10-K for the fiscal year ended December 31, 2012; (ii) the quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.

Schedule 5(v)
Listing

The Company’s Common Stock is currently listed on OTC Market Group’s OTC Pink marketplace as “OTC Pink No Information.”  The Company intends to resume listing on the OTCQB marketplace of the OTC Market Group by September 30, 2014.

Schedule 5(z)
Taxes

The Company has not filed the federal tax return for the year ended 2012 and 2013 and owes IRS a total of $0 in taxes. The Company has not filed with the State of Florida its state tax return for the year ended 2012 and 2013 and owes the State of Florida a total of approximately $350 in taxes.  The Company intends to file the above referenced tax returns and pay the taxes prior to May 30, 2014.

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Schedule 5(dd)
Transactions with Affiliates

Other than occasional related party loans funded by officers for general working capital needs, the Company had no material transactions with affiliates.

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EXHIBIT A

Additional Shares

Name of Holder	Number of Additional Shares of Series D Preferred Stock

Alpha Capital Anstalt	1,699,383

Chi Squared Capital Inc.	67,975

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EXHIBIT B

Certificate of Designations, Preferences and Rights of Series D Preferred Stock

of

Nuvel Holdings, Inc.

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